Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S‑1 (No. 333‑255347), Forms S‑3 (No. 333‑265402, No. 333‑266842, No. 333‑266843) and Forms S‑8 (No. 333‑251063, No. 333‑255351, No. 333‑264206) of MedAvail Holdings, Inc. of our report dated April 14, 2023 (except for the effects of discontinued operations described in Note 19 to the consolidated financial statements, as to which the date is June 29, 2023), relating to the consolidated financial statements for the year ended December 31, 2022, which appears in this Current Report on Form 8-K.

/s/ BAKER TILLY US, LLP

San Diego, California
June 29, 2023